EXHIBIT 99.1
IDEX CORPORATION REPORTS THIRD QUARTER 2010 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 50 CENTS
LAKE FOREST, IL, October 18 – IDEX Corporation (NYSE: IEX) today announced third quarter 2010 results.
New orders in the quarter totaled $382 million, up 13 percent compared to the prior-year period. Sales in the quarter totaled $374 million, 16 percent higher than the prior-year period.
Third quarter 2010 operating income, adjusted for $4 million of restructuring related charges, was $66 million and resulted in adjusted operating margin of 17.6 percent, up 240 basis points from the prior year (excluding prior year restructuring related charges) due to volume and improved productivity.
Excluding the impact from restructuring related charges, third quarter adjusted diluted earnings per share was 50 cents, an increase of 11 cents, or 28 percent, from the third quarter of the previous year (excluding prior year restructuring related charges).
Third Quarter 2010 Highlights
•	Orders increased 13 percent compared to the prior year (+11 percent organic, +4 percent acquisition and -2 percent for foreign currency translation).

•	Sales increased 16 percent compared to the prior year (+14 percent organic, +4 percent acquisition and -2 percent for foreign currency translation).

•	Reported net income of $39 million was $9 million, or 30 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income of $41 million was $9 million, or 29 percent, higher than the prior year (excluding prior year restructuring charges).

•	Diluted EPS of $0.47 was 10 cents, or 28 percent, higher than the prior year. Excluding restructuring related charges, adjusted diluted EPS of $0.50 was 11 cents, or 28 percent higher than the prior year (excluding prior year restructuring charges).

•	EBITDA of $77 million was 21 percent of sales and covered interest expense by more than 18 times.

•	Free cash flow of $54 million represents 140% of net income.

“Our third quarter results were better than expected, driven by broad based demand. International markets continue to fuel strong organic performance and we are experiencing solid domestic sales as well. We are investing in people and new product to drive growth in 2011 and beyond.
Third quarter operating margin was up 240 basis points as a result of operating leverage on fixed cost improvement achieved over the past two years and ongoing operational excellence initiatives. We also continue to deliver very strong customer service performance.
We anticipate that the fourth quarter 2010 EPS will now be between 49 and 51 cents on a fully diluted basis, excluding restructuring charges. For the full year; we now anticipate organic revenue growth to be approximately 10 percent and diluted EPS to be $1.95 to $1.97, excluding restructuring charges.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer
Third Quarter 2010 Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the third quarter of $177 million reflected a 13 percent increase compared to the third quarter of 2009 (+14 percent organic, +1 percent acquisition, and -2 percent for foreign currency translation).

•	Operating margin of 18.5 percent represented a 170 basis point improvement compared with the third quarter of 2009 primarily due to higher volume and cost reduction initiatives.
Health & Science Technologies
•	Sales in the third quarter of $104 million reflected a 37 percent increase compared to the third quarter of 2009 (+24 percent organic, +14 percent acquisition, and -1 percent for foreign currency translation).

•	Operating margin of 23.0 percent represented a 290 basis point improvement compared with the third quarter of 2009 primarily due to higher volume and cost reduction initiatives.
Dispensing Equipment
•	Sales in the third quarter of $26 million reflected a 4 percent increase compared to the third quarter of 2009 (+9 percent organic and -5 percent for foreign currency translation).

•	Operating margin of 10.2 percent was significantly higher than the third quarter of 2009 primarily due to volume, cost reduction initiatives and productivity improvements.
Fire & Safety/Diversified Products
•	Sales in the third quarter of $67 million reflected a 2 percent increase compared to the third quarter of 2009 (+6 percent organic and -4 percent for foreign currency translation).

•	Operating margin of 25.4 percent represented a 100 basis point improvement compared with the third quarter of 2009 primarily due to volume and favorable mix.

For the third quarter of 2010, Fluid & Metering Technologies contributed 47 percent of sales and 43 percent of operating income; Health & Science Technologies accounted for 28 percent of sales and 30 percent of operating income; Dispensing Equipment accounted for 7 percent of sales and 4 percent of operating income; and Fire & Safety/Diversified Products represented 18 percent of sales and 23 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 19, 2010 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 97280162.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.
EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	Sep 30,			Jun 30,
	2010	2009	Change	2010	Change
→ Income before Taxes	$57.2	$43.9	30%	$59.4	(4)%
→ Depreciation and Amortization	15.2	14.1	8	15.4	(1)
→ Interest	4.2	4.0	5	3.6	16

→ EBITDA	$76.6	$62.0	23	$78.4	(2)

→ Cash Flow from Operating Activities	$61.6	$84.8	(27)%	$68.6	(10)%

→ Capital Expenditures	(8.5)	(7.4)	15	(10.0)	(15)
→ Excess Tax Benefit from Stock-Based Compensation	1.0	0.3	n/m	1.7	(43)

→ Free Cash Flow	$54.1	$77.7	(30)	$60.3	(10)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$373,731	$323,249	$1,107,855	$986,317
Cost of sales	219,598	194,191	651,360	602,964

Gross profit	154,133	129,058	456,495	383,353
Selling, general and administrative expenses	88,170	79,789	266,961	242,687
Restructuring expenses	3,524	2,752	6,422	8,253

Operating income	62,439	46,517	183,112	132,413
Other income (expense) — net	(1,101)	1,382	(608)	806
Interest expense	4,162	3,951	11,195	13,212

Income before income taxes	57,176	43,948	171,309	120,007
Provision for income taxes	18,612	14,171	55,722	39,703

Net income	$38,564	$29,777	$115,587	$80,304

Earnings per Common Share:

Basic earnings per common share (a)	$0.47	$0.37	$1.42	$1.00

Diluted earnings per common share (a)	$0.47	$0.37	$1.40	$0.99

Share Data:

Basic weighted average common shares outstanding	80,517	79,740	80,322	79,642

Diluted weighted average common shares outstanding	81,938	80,879	81,749	80,535
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$206,054	$73,526
Receivables — net	210,188	183,178
Inventories	191,698	159,463
Other current assets	53,019	35,545

Total current assets	660,959	451,712
Property, plant and equipment — net	187,021	178,283
Goodwill and intangible assets	1,490,734	1,461,799
Other noncurrent assets	7,747	6,363

Total assets	$2,346,461	$2,098,157

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$94,299	$73,020
Accrued expenses	163,119	98,730
Short-term borrowings	11,070	8,346
Dividends payable	12,366	9,586

Total current liabilities	280,854	189,682
Long-term borrowings	480,559	391,754
Other noncurrent liabilities	249,290	248,617

Total liabilities	1,010,703	830,053
Shareholders’ equity	1,335,758	1,268,104

Total liabilities and shareholders’ equity	$2,346,461	$2,098,157

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010 (b)	2009	2010 (b)	2009

Fluid & Metering Technologies
Net sales	$176,881	$156,939	$524,306	$470,957
Operating income (c)	32,734	26,412	96,023	73,773
Operating margin	18.5%	16.8%	18.3%	15.7%
Depreciation and amortization	$8,335	$8,061	$24,560	$24,396
Capital expenditures	3,359	3,810	13,030	9,682

Health & Science Technologies
Net sales	$104,319	$76,138	$292,327	$224,142
Operating income (c)	24,032	15,312	63,920	37,422
Operating margin	23.0%	20.1%	21.9%	16.7%
Depreciation and amortization	$4,640	$3,866	$12,519	$10,579
Capital expenditures	2,295	1,879	6,059	3,793

Dispensing Equipment
Net sales	$26,480	$25,580	$101,169	$104,111
Operating income (c)	2,712	319	19,182	14,319
Operating margin	10.2%	1.2%	19.0%	13.8%
Depreciation and amortization	$816	$670	$2,980	$2,340
Capital expenditures	245	292	887	850

Fire & Safety/Diversified Products
Net sales	$66,993	$65,524	$194,385	$192,633
Operating income (c)	17,046	15,956	44,509	43,264
Operating margin	25.4%	24.4%	22.9%	22.5%
Depreciation and amortization	$1,195	$1,287	$3,993	$3,815
Capital expenditures	786	853	2,662	2,569

Company
Net sales	$373,731	$323,249	$1,107,855	$986,317
Operating income (d)	65,963	49,269	189,534	140,666
Operating margin	17.6%	15.2%	17.1%	14.3%
Depreciation and amortization (e)	$15,235	$14,135	$44,888	$41,893
Capital expenditures	7,936	7,081	25,972	18,303

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three and nine month data includes acquisitions of OBL (July 2010) in the Fluid & Metering Technologies Group and Seals (April 2010) in the Health & Science Technologies Group from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses and restructuring related charges.

(d)	Company operating income excludes restructuring related charges.

(e)	Excludes amortization of debt issuance expenses.